Exhibit 2.1

Euronet will host investor meeting

LEAWOOD, KANSAS—Mar. 3, 2003—Euronet Worldwide, Inc. (Nasdaq: EEFT), announced that it will hold an Investor Meeting for financial analysts and investors on March 12, 2003 from 11:00 a.m. to 2:00 p.m. (CST) at the Overland Park Sheraton Hotel to discuss the recent e-pay acquisition.

To attend the Investor Meeting, you must notify Sherry Whitmarsh by Monday, March 10, 2003. Ms. Whitmarsh can be reached by phone at 1-913-327-4244 or by email at investor@euronetworldwide.com.

This event will be carried live in a webcast and audiocast. Internet users can access the conference call at http://www.vcall.com/EventPage.asp?ID=83353 or from www.euronetworldwide.com. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is 1-877-407-9210 (U.S.) or 1-201-689-8049 (non-U.S.). The password is “Listener.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event via the web locations, as well as via phone. To dial in for the replay, the call-in number is 1-877-660-6853(U.S.) or 1-201-612-7415 (non-U.S.). The call replay will be available for two weeks. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in providing secure electronic financial transaction solutions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic top-up services to financial institutions, mobile operators and retailers. These solutions enable our clients’ customers to access personal financial information and to perform secure payment transactions-any time, any place. Euronet operates the largest independent pan-European ATM network, and is a leading provider of electronic distribution service, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 50,000 points of sale across 13,000 retailers in Europe, Australia and the U.S. With corporate headquarters in Leawood, Kansas, USA, and European headquarters in Budapest and London, Euronet serves clients in more than 60 countries. Visit our web site at www.euronetworldwide.com.

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